THE CLOROX COMPANY VALUE
SHARING PLAN FOR PUERTO RICO


Effective as of December 1, 1996

THE CLOROX COMPANY VALUE
SHARING PLAN FOR PUERTO RICO

TABLE OF CONTENTS

                                                         Page


     ARTICLE I
          HISTORY                                          6

     ARTICLE II
          DEFINITIONS                                      9
               2.01     Account                            9
               2.02     Affiliated Company                 9
               2.03     Annuity Starting Date              9
               2.04     Beneficiary                        9
               2.05     Clorox Stock                       10
               2.06     Committee                          10
               2.07     Company                            10
               2.08     Compensation                       10
               2.09     Directors                          11
               2.10     Disability                         11
               2.11     Effective Date                     11
               2.12     Eligible Employee                  11
               2.13     Employee                           11
               2.14     ERISA                              12
               2.15     1165(e) Contributions              12
               2.16     Highly Compensated Employee        12
               2.17     Hour of Service                    12
               2.18     Non-Highly Compensated Employee    12
               2.19     Participant                        12
               2.20     Participating Company              12
               2.21     Permitted Securities               12
               2.22     Plan                               12
               2.23     Plan Year                          13
               2.24     PR-Code                            13
               2.25     Regulations                        13
               2.26     Trust Agreement                    13
               2.27     Trustee                            13
               2.28     TRIP                               13
               2.29     Valuation Date                     13
               2.30     Value Sharing Plan                 13
               2.31     Year of Service                    13

     ARTICLE III
          SERVICE                                          14
               9.01     Hour of Service                    14
               9.02     Year of Service                    14
               9.03     One Year Period of Severance       14
               9.04     Severance from Service Date        14
               9.05     Reemployment Date                  15
               9.06     Military Service                   15
               9.07     Prior Service                      16

     ARTICLE IV
          PARTICIPATION                                   16
               10.01     Service                          16
               10.02     Cessation and Resumption         16

     ARTICLE V
          CONTRIBUTIONS                                   17
               5.01     Salary Deferral Contributions     17
               5.02     Matching Contributions            17
               5.03     Value Sharing Contribution        18
               5.04     Special Contributions             20
               5.05     Rollover Contributions            20
               5.06     Trust-to-Trust Transfers          20
               5.07     Voluntary Contributions           20
               5.08     Restoration                       20
               5.09     Deductibility                     21
               5.10     Mistake                           21
               5.11     Limits                            21

     ARTICLE VI
          INVESTMENT FUNDS AND COMMON STOCK               22
               6.01     Individual Direction of
                        Investments                       22
               6.02     PAYSOP Accounts and Common Stock  22
               6.03     Responsibility                    23

     ARTICLE VII
          VALUATION                                       24

     ARTICLE VIII
          VESTING                                         25
               8.01     Vesting                           25
               8.02     Forfeitures                       26
               8.03     Change in Vesting Schedule        27

     ARTICLE IX
          IN-SERVICE WITHDRAWALS                          28
               9.01     Hardship Withdrawals              28
               9.02     Form                              29

     ARTICLE X
          LOANS                                           30
               10.01     Authorization                    30
               10.02     Amount                           30
               10.03     Security                         31
               10.04     Individual Account               31
               10.05     Interest                         31
               10.06     Repayment                        31
               10.07     Default                          31
               10.08     Guidelines                       31

     ARTICLE XI
          DISTRIBUTION OF BENEFITS                        32
               11.01     Date Benefits Become
                         Distributable                    32
               11.02     Date Benefits Will Be
                         Distributed                      33
               11.03     No Election                      33
               11.04     Retroactive Payment              33
               11.05     Inability to Locate Recipient    33
               11.06     Distribution to Minor or
                         Incompetent                      33
               11.07     Small Account                    34
               11.08     Form of Distribution             34
               11.09     Continued Employment             35
               11.10     Notice                           36
               11.11     Waiver                           36

     ARTICLE XII
          BENEFICIARY DESIGNATIONS                        37
               12.01     All Participants                 37
               12.02     Married Participants             37
               12.03     Ineffective Designation          38
               12.04     Installments                     38

     ARTICLE XIII
          CLAIMS PROCEDURE                                39

     ARTICLE XIV
          ALIENATION AND QUALIFIED DOMESTIC
               RELATIONS ORDERS                           40
               14.01     Prohibition                      40
               14.02     Qualified Domestic Relations
                         Order                            40

     ARTICLE XV
          ADMINISTRATION                                  41
               15.01     Committee                        41
               15.02     Power                            41
               15.03     Indemnification                  41
               15.04     Expenses                         41
               15.05     Allocation of Responsibility     42

     ARTICLE XVI
          AMENDMENTS                                      43

     ARTICLE XVII
          TERMINATION, MERGER AND TRANSFER                44
               17.01     Participating Companies          44
               17.02     Company                          44
               17.03     Mergers and Transfers            44

     ARTICLE XVIII
          MISCELLANEOUS                                   45
               18.01     Limitation of Rights             45
               18.02     Satisfaction of Claims           45
               18.03     Construction                     45
               18.04     Severability                     46
               18.05     Source of Benefits               46


THE CLOROX COMPANY VALUE
SHARING PLAN FOR PUERTO RICO


ARTICLE I
HISTORY

     In June of 1996, The Clorox Company ("Clorox") maintained and The Clorox Company of Puerto Rico ("Clorox-PR") participated in The Clorox Company Profit Sharing Plan ("Profit Sharing Plan") and The Clorox Company Tax Reduction Investment Plan ("TRIP"). The Profit Sharing Plan was originally established by Clorox effective as of July 1, 1955 and adopted by Clorox-PR effective as of July 1, 1977 and TRIP was originally established by Clorox effective as of October 1, 1983 and adopted by Clorox-PR effective as of December 1, 1992. Effective as of 11:59 pm on June 30,
1996, TRIP was merged into the Profit Sharing Plan, and the Profit Sharing Plan was renamed The Clorox Company
Value Sharing Plan (the "Value Sharing Plan"). The principal purposes for the merger was to make certain administrative changes to the eligibility, contribution, and benefit provisions of the Value Sharing Plan. The
Value Sharing Plan is qualified under Sections 1165(a) and (e) of the Puerto Rico Internal Revenue Code of 1994
(the "PR-Code") and is funded through a United States situs trust.

     Effective December 1, 1996, Clorox established and Clorox-PR adopted The Clorox Company Value Sharing Plan for Puerto Rico (the "Plan"). The Plan will be exclusively qualified under the provisions of PR-Code Sections 1165(a) and (e) and will be funded through a Puerto Rico situs trust. The principal purposes for establishing the Plan was to (i) simplify the administration of the Value Sharing Plan; (ii) ensure the continued qualification of the Value Sharing Plan under the United States Internal Revenue Code of 1986, as amended, (the "US-Code") as well as providing the Eligible Employees similar benefits under a plan qualified under the provisions of PR-Code Sections 1165(a) and (e); and
(iii) prevent United States taxation on trust earnings.

     As soon as administratively practicable, after 11:59 pm on November 30, 1996, all the assets and liabilities in the Value Sharing Plan related to participants in the Value Sharing Plan who were or are Employees of Clorox-PR will be transferred to the Plan.

     The rights and benefits of a TRIP participant who ceased to be an Employee on or prior to June 30, 1996 will be determined in accordance with the provisions of TRIP in effect on the date on which that participant ceased to be an Employee, and in accordance with any provisions of the Value Sharing Plan that are specifically made effective to that date.

     Similarly, the rights and benefits of a
Profit Sharing Plan participant who ceased to be an Employee on or prior to June 30, 1996 will be determined in accordance with the provisions of the Profit Sharing Plan in effect on the date on which that participant ceased to be an Employee, and in accordance with any provisions of the Value
Sharing Plan that are specifically made effective to that date.

ARTICLE II
DEFINITIONS

     This Plan is subject to technical restrictions that are outlined in Appendices which, by this reference, are incorporated into the Plan. Terms used in a single Article or Appendix are generally defined in that Article or Appendix. The following terms are used throughout the Plan.

     2.01 "Account" means the value of all Accounts maintained on behalf of a Participant or Beneficiary. An
Account may include a Salary Deferral Contributions
Account, a Matching Contributions Account, a Rollover
Account, a Value Sharing Contributions Account (containing profit sharing contributions), a Special Contributions
Account, PAYSOP Account, a Cash-or-Deferred Value Sharing
Bonus Deferral Account, and a Grandfathered Account
(containing profit sharing contributions made to The Clorox
Company Profit Sharing Plan before July 1, 1996).

     2.02     "Affiliated Company" means a Participating
Company and, with respect to a Participating Company,
(i) any corporation that, pursuant to ERISA Section 210(a), is a member of a controlled group of corporations of which the Participating Company is a member; (ii) any employer that is under common control with the Participating
Company; (iii) any employer that, pursuant to ERISA
Section 210(d), is a member of an affiliated service group of which the Participating Company is a member and
(iv) any employer that, pursuant to the PR-Code, may be required to be aggregated with the Participating Company.

     2.03     "Annuity Starting Date" means the first
day of the first period for which an amount is payable as an annuity or, in the case of a benefit not payable as an annuity, the first day on which all events have occurred that entitle the Participant to such a benefit.

     2.04 "Beneficiary" means the person or persons, natural or otherwise, designated pursuant to Article XII or, with regard to the Plan's installment payment option, pursuant to the "Installments" provisions of
Article XI, to receive a Participant's vested Account if the Participant dies before distribution of his or her entire Account.

     2.05     "Clorox Stock" means the Company's
common stock.

     2.06 "Committee" means the entity that, pursuant to Article XV, administers the Plan.

     2.07     "Company" means The Clorox Company, a
Delaware corporation, and any successor to all or a major portion of the assets or business of The Clorox
Company that, by appropriate action, adopts the Plan.

     2.08 "Compensation" means, except as provided below, wages as defined in PR-Code Section 1141.

          (a)     Exclusions.  Notwithstanding the
foregoing, Compensation does not include, settlements, compensation adjustments made due to foreign service, payments made by third party payors, reimbursements or other expense allowances, welfare benefits (e.g.
severance benefits, short term disability benefits other than sick pay for Employees, the terms of whose employment is governed by a Collective Bargaining
Agreement, long term disability benefits), fringe benefits, moving expenses, contributions to or distributions from a deferred compensation plan, or amounts included in income due to the following:
(i) the grant or exercise of qualified or non-qualified stock options, stock appreciation rights, or phantom stock,
(ii) the grant of restricted stock, (iii) lapse of forfeiture restrictions on restricted property, (iv) the sale of stock obtained under a compensatory plan, and (v) the receipt of dividends on restricted stock.
Except as specifically provided to the contrary in
Article V (Special Cash-or-Deferred Value Sharing Bonus Deferral), Compensation does not include Cash-or-Deferred Valuing Sharing Bonuses (whether taken in cash or deferred).

          (b)     Date.  Compensation includes only
Compensation paid while an Employee is a Participant and an Eligible Employee. Notwithstanding the foregoing, Compensation also includes amounts earned while an Employee is a Participant and an Eligible Employee but, due to the timing of pay periods and pay days, paid during the first few weeks after the individual ceases to be a Participant and an Eligible Employee (e.g.
cashouts of vacation pay upon termination of employment or receipt of a final paycheck after termination of employment). For purposes of allocating the Value
Sharing Contribution described in Article V of this document, the following additional rules apply.

               (i)  Compensation as described in the
preceding paragraph, is further limited to include only Compensation paid after an Eligible Employee has satisfied the "One Year Hold Out" requirement in
Section 5.04 of this Plan.

          (c)  Nonresidents with No Puerto Rico Source
Income. Puerto Rico payroll income earned by nonresidents from Affiliated Companies will be treated as Compensation to the extent that it would have been treated as Compensation under the above definition if the income were Puerto Rico source income.

     2.09 "Directors" means the Board of Directors of the Company.

     2.10 "Disability" means the mental or physical inability of a Participant to perform his or her normal job, as evidenced by receipt of disability benefits under the Social Security Act.

     2.11     "Effective Date" means December 1, 1996.

     2.12     "Eligible Employee" means any Employee
of a Participating Company other than (i) a leased employee, (ii) a non-resident alien with no Puerto
Rico source income, and (iii) Employees whose compensation and conditions of employment are governed by the terms of a collective bargaining agreement unless and to the extent that a written agreement between a Participating Company or its delegate and the relevant union makes such coverage available.

     2.13 "Employee" means a common law employee of a Participating Company that is either a resident of Puerto Rico or who performs services for a Participating
Company primarily in Puerto Rico, as required by ERISA
Section 1022(i)(1).

     2.14     "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended.

     2.15     "1165(e) Contributions" means Salary Deferral
Contributions and Cash-or-Deferred Value Sharing Bonus
Deferrals under this Plan.

     2.16     "Highly Compensated Employee" means any
Employee who is more highly compensated than two-thirds of all Eligible Employees.

     2.17     "Hour of Service" is defined in Article III.

     2.18     "Non-Highly Compensated Employee" is an
Employee who is not a Highly Compensated Employee.

     2.19     "Participant" means any Employee who
became a Participant and who retains an Account under the Plan.

     2.20     "Participating Company" means the Company,
The Clorox Company of Puerto Rico and any other
Affiliated Company of the Company in Puerto Rico that is authorized by the Directors (or by a committee appointed by the Directors) to participate in the Plan, and that elects to participate in the Plan on behalf of its Eligible Employees.

     2.21     "Permitted Securities" means any stock,
bond, mutual fund share, mortgage, deed of trust or other like investment instrument, all of which must be freely negotiable, not subject to any restrictions on transfer and approved by the Committee.

     2.22     "Plan" means The Clorox Company Value
Sharing Plan for Puerto Rico set forth in this document, as amended from time to time.

     2.23     "Plan Year" means July 1 through June 30.

     2.24     "PR-Code" means the Puerto Rico Internal
Revenue code of 1994, as amended.

     2.25     "Regulations" means the Puerto Rico
Internal Revenue Code of 1994 Regulations, as amended.

     2.26 "Trust Agreement" means an agreement entered into between the Company (on behalf of all Participating
Companies) and a Trustee to provide for the investment, management and control of Plan assets.

     2.27 "Trustee" means any person or entity appointed by the Company to hold the Plan's assets. The Plan may have more than one Trustee.

     2.28     "TRIP" means The Clorox Company Tax
Reduction Investment Plan ("TRIP") in effect prior to July 1,
1996.

     2.29 "Valuation Date" means the last business day of each Plan Year, and such other date or dates as may be designated by the Committee for the valuation of Accounts.

     2.30     "Value Sharing Plan" means The Clorox Company
Value Sharing Plan in effect prior to December 1, 1996.

     2.31 "Year of Service" is defined in Article III of the Plan.

ARTICLE III
SERVICE

     Unless otherwise indicated, the following provisions apply for purposes of determining eligibility to participate in the Plan and for computing vesting service under the Plan.

     9.01     Hour of Service.  An Hour of Service is
each hour for which an Employee is paid or entitled to payment from an Affiliated Company for the performance of services for an Affiliated Company.

     9.02 Year of Service. A Year of Service is a consecutive or non-consecutive 12-month period beginning on the first date that an Employee performs an Hour of Service, on a Reemployment Date (as defined below) or on an anniversary of either of these dates. If an Employee is terminated and rehired within a 12-month period, any period of less than 12 consecutive months during which an Employee does not perform an Hour of Service will be counted when computing Years of Service. A One Year (or longer) Period of Severance (as defined below) will not be counted when computing Years of Service.

     9.03     One Year Period of Severance.  A One Year
Period of Severance is a 12 consecutive month period that begins on an individual's Severance from Service Date, or on an anniversary of that date, during which the individual does not perform an Hour of Service.

     9.04     Severance from Service Date.  An Employee's
Severance from Service Date is the earliest of the date on which the Employee quits, retires, is discharged or dies, or the first anniversary of the first date of an Employee's absence for any other reason (e.g., illness, disability, vacation, a temporary layoff, public service).

          (a) Crediting. Notwithstanding the foregoing, the Severance from Service Date for a Participant who is on an Authorized Leave of Absence (as defined below) will be the date that his or her Authorized Leave of Absence has terminated. In addition, for the purpose of determining whether a Participant has incurred a One Year Period of Severance, a Participant will not incur the first One Year Period of Severance that would otherwise be counted if severance is due to an Authorized Leave of Absence (as defined below) or a Maternity/Paternity Leave (as defined below).

          (b) Authorized Leave of Absence. Authorized Leave of Absence means a cessation from active employment with an Affiliated Company pursuant to an established policy, due to illness, disability, vacation, a temporary layoff, public service, or any other reason.

          (c)     Maternity/Paternity Leave.
Maternity/Paternity Leave means an unpaid absence from work for any period by reason of the Employee's pregnancy, birth of the Employee's child, placement of a child with the Employee in connection with the adoption of such child, or any absence for the purpose of caring for such child for a period immediately following such birth or placement.

     9.05     Reemployment Date.  An Employee's Reemployment
Date is the first date on which the Employee performs an Hour of Service after a One Year Period of Severance.

     9.06 Military Service. To the extent required by applicable law, Hours of Service will be credited for periods of military service.

     9.07 Prior Service. The Company (or a committee appointed by the Directors) may grant credit for prior service to individuals who become Eligible Employees on or after December 1, 1996. Individuals who become Participants on December 1, 1996 will continue to be credited with all service with which they were credited under the Value Sharing Plan as of November 30, 1996.

ARTICLE IV
PARTICIPATION

     10.01 Service. Every Eligible Employee who was a Participant in the Value Sharing Plan on the Effective
Date will automatically become a Participant in this Plan. Subject to Section 10.02, every Eligible Employee who was not a Participant in the Value Sharing Plan on the Effective Date will become a Participant in this Plan on the later of the Effective Date or the first day on which the Eligible Employee first performs an Hour of Service as an Eligible Employee.

     10.02 Cessation and Resumption. An individual ceases to be a Participant when he or she ceases to have an Account. Such an individual will again become a Participant on the date that the individual again performs an Hour of Service as an Eligible Employee.

ARTICLE V
CONTRIBUTIONS

     5.01 Salary Deferral Contributions. A Participant who is an Eligible Employee may elect to have a Participating Company reduce the amount of his or her Compensation for each payroll period by from 2% to 10% (or such other percentages as the Committee or its delegate may determine from time to time) and to have that amount contributed to the Plan as a Salary Deferral Contribution on his or her behalf. A Participant may initiate or change the percentage of Salary Deferral Contribution (in 1% increments) by providing notice to the Committee or its delegate that satisfies such requirements as the Committee may determine.

          (a) Special Cash-or-Deferred Value Sharing Bonus Deferral. A Participant who is an Eligible Employee may submit a special election to the Committee or its delegate that satisfies such requirements as the Committee may determine, to defer up to 100% of any Cash-or-Deferred Value Sharing Bonus that becomes payable to that Participant after the Participant submits this election and during the Plan Year for which this election is effective. Notwithstanding the foregoing, if a Participant is eligible to defer all or part of a Cash-or-Deferred Value Sharing Bonus under any other deferred compensation plan (including, but not limited to The Clorox Company Nonqualified Deferred Compensation Plan), the Participant will not be eligible to defer any part of that Cash-or-Deferred Value Sharing Bonus under this Plan.

          (b)     Timing.  1165(e) Contributions will be
paid to the Trustee as soon as practical after the date on which those amounts would have been paid to Participants in the absence of a deferral election and in no event later than the fifteenth working day of the month following such date.

     5.02     Matching Contributions.  Subject to (a) and
(b) below, each Participating Company will contribute a Matching Contribution equal to 100% of the Salary Deferral
Contribution received by a Trustee on behalf of a Participant for a Plan Year up to a maximum of $750 for any one Plan Year.

          (a)     Cash-or-Deferred Value Sharing Bonus.
Notwithstanding the foregoing, no Cash-or-Deferred Value
Sharing Bonus that is deferred under the preceding Section will attract a Matching Contribution.

          (b)     One Year Hold Out.  Notwithstanding
anything to the contrary in this Plan, an Employee who is hired or rehired on or after the Effective Date, will not be eligible to receive a Matching Contribution under this Plan until that Employee completes One Year of Service.
For this purpose, prior service will be counted to the extent provided in Article III.

     5.03     Value Sharing Contribution.  For each Plan
Year, the Participating Companies will make a Value Sharing
Contribution to the Trust in an amount determined by the Company.

          (a) Condition. The Value Sharing Contribution for a Plan Year will be conditioned on the contribution not exceeding the maximum amount currently deductible by the Company in determining its consolidated taxable income under the PR-Code, after first subtracting the amount of all deductible contributions (including matching contributions) to all pension plans for all employees of all Affiliated Companies.

          (b)     Allocations.  The Value Sharing
Contribution for each Plan Year and any forfeitures for that Plan Year will be allocated as follows:

               (i)     Standard Allocation.  First, the
balance of the Value Sharing Contribution will be allocated to the Value Sharing Contributions Accounts of Qualified
Participants (as defined below) in the same proportion that each Qualified Participant's Compensation from all Participating Companies for the Plan Year bears to the total Compensation of all Qualified Participants from all Participating Companies for that Plan Year. The maximum amount of Value Sharing Contribution allocated under this paragraph (ii) to a Qualified Participant for a Plan Year may not exceed 7% of that Qualified Participant's
Compensation from all Participating Companies for the Plan
Year.

               (ii)     Unvested Participant Allocation.
Second, the balance of the Value Sharing Contribution will be allocated to the Value Sharing Contributions Accounts of Qualified Participants who were not 100% vested in their Value Sharing Contributions Accounts on the last day of the Plan Year for which the allocation is made (each an "Unvested Participant") in the same proportion that each Unvested Participant's Compensation from all Participating
Companies for the Plan Year bears to the total
Compensation of all Unvested Participants from all Participating Companies for that Plan Year.

               (iii)     Allocation of Forfeitures.  For
each Plan Year, available forfeitures will be allocated to the Value Sharing Contributions Account of a Qualified Participant in the same proportion that the Qualified Participant's Compensation from all Participating
Companies for the Plan Year bears to the total
Compensation of all Qualified Participants from all Participating Companies for that Plan Year.

               (iv)     Qualified Participant.  A
Qualified Participant is a Participant who was an Eligible
Employee on the last day of the Plan Year. A Participant who separates from service as an Eligible Employee during a Plan Year due to his or her death, Disability, attainment of age 60, attainment of age 55 with 10 or more years of Service or, as determined by the Committee, a plant closing, a reduction in force, or a divestiture, will be considered, for purposes of this definition, to have been an Eligible Employee on the last day of that Plan Year.
Notwithstanding the foregoing, a Qualified Participant does not include a Grandfathered Participant (as defined below), unless and until the Grandfathered Participant again becomes an Eligible Employee after January 1, 1996.

               (v) One Year Hold Out.  Notwithstanding
anything to the contrary in this Plan, an Eligible
Employee will not be eligible to receive a Value Sharing
Contribution under this Plan for a Plan Year unless that Employee has completed One Year of Service prior to the end of the Plan Year for which the Value Sharing
Contribution is made. For this purpose, prior service will be counted to the extent provided in Article III.

     5.04     Special Contributions.  A Participating
Company may authorize qualified nonelective employer contributions to the extent, and only to the extent, needed to satisfy the tests described in the Testing
1165(e) Appendix to this Plan. These qualified nonelective employer contributions will be allocated to Non-Highly Compensated Eligible Employees from the lowest paid to the highest paid.

     5.05 Rollover Contributions. The Committee or its delegate may authorize a Trustee to accept a Rollover Contribution made in cash and attributable to a distribution received by an Eligible Employee from another Puerto Rico tax-qualified plan. Rollover
Contributions will be held in the Participant's Rollover
Account unless they are used to satisfy the buy back provision in Article VIII of the Plan. If the Committee should determine that a rollover was improperly contributed to this Plan, that amount, adjusted for earnings and losses, will immediately be (1) segregated from all other Plan assets, (2) treated as a nonqualified trust established by and for the benefit of the individuals on whose behalf the contribution was made, and (9) distributed to those individuals. Any such nonqualifying contribution will be deemed never to have been a part of the Plan.

     5.06 Trust-to-Trust Transfers. The Committee or its delegate may authorize a Trustee to accept a Trust-to-Trust Transfer of assets (other than assets that are subject to the survivor annuity requirements of ERISA Section 205), from another tax-qualified plan.

     5.07     Voluntary Contributions.  The Plan will
not accept any voluntary (after-tax) employee contributions other than buy back contributions pursuant to Article VIII.

     5.08     Restoration.  If a Participant was
improperly excluded at any time from an allocation or was allocated an insufficient amount, an amount computed on the same basis as the allocation will be added to that Participant's Account, after that amount has been adjusted to reflect the gain or loss that was allocated to Participants' Accounts in each Plan Year since the Plan Year for which the restoration is to be made.

     5.09     Deductibility.  To the extent that a
Participating Company is not allowed a current deduction under the PR-Code for any contribution made to the Plan, the Participating Company may, within one year following a final determination of the disallowance, whether by agreement with the Puerto Rico Treasury Department or by final decision of a court of competent jurisdiction, demand repayment of the disallowed contribution, and the Trustee shall return the contribution within one year following the disallowance.
Earnings of the Plan attributable to such a contribution may not be returned to the Participating Company, but losses attributable to such a contribution will reduce the amount returned.

     5.10     Mistake.  If, within one year of
making a contribution to the Plan, the Committee certifies to the Trustee that the contribution was made by the Company under a mistake of fact, the Trustee will, before the expiration of that year, return the contribution to the Company.

     5.11     Limits.  As more fully discussed
in the Appendices to this Plan, 1165(e) Contributions are subject to additional limits.

ARTICLE VI
INVESTMENT FUNDS AND COMMON STOCK

     6.01 Individual Direction of Investments. At the direction of the Committee, the Trustee may establish separate funds to which Participants may direct the investment of their Accounts. Investment in these funds will be subject to such restrictions and administrative procedures as are imposed by the Committee or its delegate, pursuant to their discretionary authority to administer and interpret the Plan, including, but not limited to, procedures for investment of amounts for which no investment direction is given by a Participant.

     6.02     PAYSOP Accounts and Common Stock.

          (a)     Definition.  A PAYSOP Account is an
account established for a Participant under this Plan to record any PAYSOP contributions made by the Company pursuant to the terms of a prior plan document and amounts transferred from The Clorox Company Payroll-Based
Stock Ownership Plan for Hourly Paid Employees, as adjusted for earnings and losses.

          (b)     Investment.  Until the Company
receives a determination letter from the Internal
Revenue Service confirming the tax-qualified status of the Value Sharing Plan and the tax-qualified status of the terminated TRIP Plan (including the terminated PAYSOP provisions contained in that Plan), amounts held in PAYSOP Accounts and interest received on those amounts will be held in a Clorox Company
Common Stock Fund identified in the Trust Agreement and will be subject to the terms and conditions of the Trust Agreement.

               (i)  Elections.  Once a Participant
who is also an Employee has attained age 55 and has completed 10 years of participation in a PAYSOP feature contained in this Plan (including any years of participation in The Clorox Company Payroll-Based
Stock Ownership Plan for Hourly Paid Employees) the
Participant may elect, pursuant to procedures established by the Committee or its delegate, to invest all or part of his or her PAYSOP Account in one or more of the separate funds established by the Committee pursuant Section 6.01 above. Such an election is also available to Alternate Payees, to Beneficiaries, and to Participants who are eligible to receive a distribution from the Plan under the provisions of Article XI.

               (ii)  Deletion of PAYSOP Provisions.
As soon as administratively practicable after the Company receives a determination letter from the United States Internal Revenue Service confirming the tax-qualified status of the Value Sharing Plan and a determination letter from the United States
Internal Revenue Service confirming the tax-qualified status of the TRIP Plan merged into the Value Sharing
Plan (including the terminated PAYSOP provisions formerly contained in that Plan), this Section 6.02 and all references to PAYSOP in this Plan document will be null and void, amounts subject to this Section will be transferred to a Clorox Company Common Stock
Fund maintained pursuant to Section 6.01 above, and amounts subject to this Section 6.02 will be treated, for all purposes under this Plan, in the same manner that fully vested Value Sharing Contributions are treated.

     6.03 Responsibility. Except to the extent that a Participant's PAYSOP Account is required to be invested in a Clorox Company Stock Fund, each Participant is solely responsible for the investment of his or her Account. No Plan fiduciary and no Employee is authorized to advise a Participant regarding this investment. The offering of an investment fund under this Plan is not to be treated as a recommendation for investment in that fund.

ARTICLE VII
VALUATION

     The value of a Participant's Account on any date will be deemed to be the net balance of the Account on the Valuation Date immediately preceding the date as of which the value is to be determined, adjusted by the Committee or its delegate, pursuant to their discretionary authority to administer and interpret the Plan and to determine eligibility for benefits under the Plan. Adjustments will include increases due to contributions to the Account since the relevant Valuation Date; decreases due to Plan expenses, distributions, loans, or withdrawals paid from the Account since the relevant Valuation Date;
and adjustments for income or loss.

ARTICLE VIII
VESTING

     8.01     Vesting.  The vesting service of a
Participant in the Value Sharing Plan, Profit Sharing
Plan and/or TRIP who does not have an Hour of Service on or after the Effective Date of this Plan will be governed by the terms of the Value Sharing Plan, Profit Sharing Plan and/or TRIP, as the case may be, in effect on the date that the Participant ceased to be an Employee. Participants who have an Hour of Service on or after the Effective date will have nonforfeitable, vested rights to their Salary Deferral
Contributions Accounts,  Cash-or-Deferred Value
Sharing Bonus Deferral Accounts, Matching Contributions
Accounts, Special Contributions Accounts, Rollover
Accounts, and PAYSOP Accounts at all times.  The
Value Sharing Contributions Account of a Participant who has an Hour of Service on or after the Effective
Date will vest in accordance with the following schedule.

          If Years of Service            Percentage of
          Equal                          Account Vested
                   1                        0%
                   2                        0%
                   9                       34%
                   10                       66%
                   5                      100%

In addition, a Participant will have a fully vested, nonforfeitable interest in the entire amount of his or her Value Sharing Contributions Account on the first to occur of the following events:

          (a)     The Participant's death while employed
by an Affiliated Company.

          (b)     The Participant's attainment of age 60
while employed by an Affiliated Company.

          (c)     The Participant's separation from
service with all Affiliated Companies due to a Disability.

     8.02     Forfeitures.

          (a)     Allocation of Forfeitures from Value
Sharing Contributions Accounts. If a Participant separates from service before the Participant is fully vested in his or her Account, then the unvested portion of that Account will be forfeited immediately after a distribution is made of the Participant's vested Account.
If a Participant is not vested in any part of his or her Account, the Participant's entire Account will be deemed to have been distributed pursuant to the preceding sentence. Even if the Participant's vested
Account is not distributed, the unvested portion of the Participant's Account will be forfeited upon expiration of five consecutive One Year Periods of Severance. These forfeited amounts will be used, as determined by the Committee, in its sole discretion, to pay administrative expenses, to reduce contributions to the Plan, to make earnings adjustments to Participants' Accounts, to restore forfeitures as provided in (c) below, and/or to increase the amount allocated under the Value Sharing Contribution provisions of this Plan.

          (b)     Failure to Vest.  If a Participant
incurs five consecutive One Year Periods of Severance, Years of Service after that five-year period will not be taken into account for purposes of determining the vested percentage of amounts that are forfeited pursuant to paragraph (a) above and not restored under paragraph
(c) below.

          (c)     Restoration.  Should an individual
resume Employee status after terminating employment, but before incurring five consecutive One Year Periods of Severance, then any amount forfeited under paragraph (a) above will be restored to that individual's
Account without earnings if the individual pays to this Plan the full amount of the distribution described in paragraph (a) above, before the earlier of 5 years after the individual resumed Employee status or the close of the first period of 5 consecutive One Year
Periods of Severance following the date of the last distribution described in paragraph (a) above.
Funds for restoring forfeitures under this Section will be drawn first from forfeitures in the Plan Year in which the Participant resumes Employee status and then from a special contribution to the Plan made by a Participating Company designated by the Committee or its delegate.

     8.03 Change in Vesting Schedule. If the Plan's vesting schedule is amended, the vested percentage of every Employee who is a Participant on the amendment adoption date or the amendment effective date, whichever is later, may not be less than the Participant's vested percentage determined under the Plan without regard to the amendment. In addition, if the Plan's vesting schedule is amended, each such Participant who has completed three Years of Service and whose vested percentage is determined under the new vesting schedule may elect to have his or her vested percentage determined under the old vesting schedule if the old vesting schedule would be more favorable.

ARTICLE IX
IN-SERVICE WITHDRAWALS

     9.01     Hardship Withdrawals.  Subject to such
administrative procedures as the Committee or its delegate may establish, if a Participant has an immediate and heavy financial need (as defined below), and has no other resources reasonably available to meet this need (as defined below), the Participant may request a hardship withdrawal from the vested portion of his or her Value Sharing Contributions
Account, Grandfathered Contributions Account,
Rollover Account, Salary Deferral Contributions Account and Cash-or-Deferred Value Sharing Bonus Deferral
Account.

          (a)     Immediate and Heavy Financial Need.
A Participant's request for a hardship withdrawal may not exceed the amount immediately required
(including the amount necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal) by the Participant to (i) purchase the Participant's primary residence (excluding mortgage payments),
(ii) pay deductible medical expenses incurred by the Participant, the Participant's dependents or the Participant's spouse, or necessary for those persons to obtain medical care, (iii) prevent eviction from, or foreclosure of, the Participant's primary residence, or (iv) pay for post-high school tuition, related educational fees, and room and board for the next 12 months for the Participant, the Participant's spouse, or the Participant's dependents.

          (b)     No Other Resources Reasonably
Available. A Participant who makes a hardship withdrawal request must represent in a form satisfactory to the Committee or its delegate that his or her immediate and heavy financial need cannot be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by reasonable liquidation of the Participant's assets, to the extent such liquidation would not itself cause an immediate and heavy financial need, (iii) by cessation of 1165(e)
Contributions to this Plan or of contributions to any other plan of deferred compensation, (iv) by other distributions or nontaxable (at the time of the loan) loans from plans maintained by any employer, or (v) by borrowing from commercial sources on reasonable commercial terms. For purpose of this Section, the Participant's assets are deemed to include those assets of the Participant's spouse and minor children that are reasonably available to the Participant.

     9.02     Form.  All in-service withdrawals from
the Plan will be made in the form of a single sum cash payment.ARTICLE X
LOANS

     10.01     Authorization.  The Committee or its
delegate may direct the Trustee to make a new loan to a Participant who is employed by a Participating
Company and, to the extent that they are parties in interest within the meaning of Section 408(b)(1) of ERISA (but only to that extent), to other Participants and to Beneficiaries (collectively referred to as "Borrowers").

          (a)  Available Funds.  Funds in the
following Accounts are available for loans, to the extent those funds are vested.

     -  Rollover Account
     -  Grandfathered Contributions Account
     -  Value Sharing Contributions Account
     -  Salary Deferral Contributions Account
     -  Cash-or-Deferred Value Sharing Bonus Deferral Account
     -  Matching Contributions Account

          (b)     Number of Loans.  A Borrower may not
have more than two loans outstanding from any Plan maintained by an Affiliated Company at any one time.
Loans transferred into this Plan from TRIP will be governed by the relevant provisions of the TRIP Plan and will count against this two-loan limit.

     10.02 Amount. The amount of any loan will not be less than $750. Immediately after the origination of the loan, the loan may not exceed 50% of the Borrower's vested benefits under this Plan. Furthermore, the amount of any loan, when added to the outstanding balance of all other loans to the Borrower from this Plan and the plans of Affiliated Companies, may not exceed the lesser of
(a) one half of the Borrower's vested benefits under this Plan and the plans of Affiliated Companies, valued as of each plan's most recent valuation date; and (b) $50,000 reduced by the excess, if any, of (i) the Borrower's highest outstanding loan balance under this Plan and the plans of Affiliated Companies during the 12-month period ending on the day before the loan is made; over (ii) the Borrower's outstanding loan balance under this Plan and the plans of Affiliated Companies on the date the loan is made.

     10.03     Security.  Each loan will be secured by
the portion of the Participant's Account from which the loan is made and by payroll deduction as provided below.

     10.04     Individual Account.  All loans will be
investments of the Borrower's Account. Costs charged by the Trustee to establish, process or collect the loan will be charged to the Borrower's Account.

     10.05 Interest. Interest will be charged on Plan loans at a formula rate based on factors considered by commercial entities that make similar loans. At the discretion of the Committee or its delegate, the interest rate will be redetermined as new loans are made.

     10.06 Repayment. The term of any loan will not exceed 5 years; provided, however, that a loan to purchase a principal residence for the Borrower must not exceed 15 years. Except to the extent provided in Regulations, substantially level amortization of the loan, with payments not less frequently than quarterly, will be required over the term of the loan. The loan will be repaid by payroll deduction; provided, however, that periodic cash payments may be made when payroll deduction is not possible.

     10.07 Default. If a Borrower fails to repay a loan within the time prescribed by the Committee, the Trustee may levy on the Borrower's Account at such time as the Borrower is eligible for a distribution or a withdrawal under the Plan. In addition, in the event of a failure to repay, the Trustee may exercise every creditor's right at law or equity available to the Trustee.

     10.08 Guidelines. The Committee or its delegate will develop guidelines for administration of the Plan's loan program.

ARTICLE XI
DISTRIBUTION OF BENEFITS

     11.01     Date Benefits Become Distributable.  Vested
Plan benefits will become distributable under the following circumstances:

          (a)     Termination of Employment.  The
Participant's termination of employment due to death, Disability, or separation from service.

          (b) Plan Termination. Termination of the Plan; provided, however, that neither a Participant's Salary Deferral Contributions Account, nor a Participant's Cash-or-Deferred Value Sharing Bonus Deferral Account, nor a Participant's Matching Contributions Account, nor a Participant's Special Contributions Account may be distributed pursuant to this paragraph unless the Participant elects to receive his or her distribution in the form of a lump sum and there is no successor plan.

          (c) Sale of Assets. The sale of substantially all the assets used by a Participating Company in a trade or business to an unrelated corporation; provided, however, that neither a Participant's Salary Deferral Contributions Account, nor a Participant's Cash-or-Deferred Value Sharing Bonus Deferral Account, nor a Participant's Matching Contributions Account, nor a Participant's Special Contributions Account may be distributed pursuant to this paragraph unless the Participant continues employment with the unrelated corporation, the Company continues to maintain this Plan, and the Participant elects to receive his or her distribution in the form of a lump sum.

          (d)     Sale of Subsidiary.  The sale of a
Participating Company's interest in a subsidiary to an unrelated entity; provided, however, that neither a Participant's Salary Deferral Contributions Account, nor a Participant's Cash-or-Deferred Value Sharing Bonus Deferral Account, nor a Participant's Matching Contributions Account, nor a Participant's Special Contributions Account may be distributed pursuant to this paragraph unless the Participant continues employment with the subsidiary, the Company continues to maintain this Plan, and the Participant elects to receive his or her distribution in the form of a lump sum.

     11.02     Date Benefits Will Be Distributed.  Once
Plan benefits become distributable, they will be distributed as soon as practicable after the Participant or the Beneficiary, as the case may be, has elected, pursuant to procedures established by the Committee or its delegate, to receive a distribution.

     11.03     No Election.  If a Participant, or a
Beneficiary, as the case may be, does not elect a distribution, benefits will be distributed pursuant to the Distribution Provisions Appendix of this Plan. A
Participant's or Beneficiary's failure to affirmatively elect a distribution will be deemed an election to defer payment of benefits under this Plan.

     11.04 Retroactive Payment. If the amount of a distribution cannot be ascertained by the date payment is required pursuant to this Article, or it is not possible to make such payment because the Committee has been unable to locate the Participant or Beneficiary after making reasonable efforts to do so, a payment may be made no later than 60 days after the earliest date on which the amount of such payment can be ascertained under the Plan, or the date on which the recipient is located.

     11.05     Inability to Locate Recipient.  If a
benefit under the Plan remains unpaid for two years from the date it becomes payable, solely by reason of the inability of the Committee, exercising due diligence, to locate the recipient of the payment, the benefit shall be treated as a forfeiture pursuant to the terms of the Plan.
Any amount forfeited in this manner shall be restored, without earnings, pursuant to the restoration of forfeitures provisions of this Plan, upon presentation of an authenticated claim by the recipient or the recipient's personal representative.

     11.06 Distribution to Minor or Incompetent. In the event a distribution is to be made to a minor, or to an incompetent person, the Committee may direct that the distribution be paid to the legal guardian, or if none, to a parent of such person, or to a responsible adult with whom the person maintains residence, or to the custodian for the person under the Uniform Gift to Minors Act or Gift to Minors Act, if permitted by the laws of the state in which the person resides.

     11.07 Small Account. Notwithstanding any provision of this Plan, if the vested portion of a Participant's Account on the date the Participant ceases to be an Employee is, and at the time of any earlier distribution or withdrawal was, $9,500 or less, the Participant's Account will be distributed, in cash, to the Participant, or Beneficiary, as the case may be, as soon as practicable, without the consent of the Participant or the Participant's spouse.

     11.08 Form of Distribution. Amounts held in a Participant's Account will be paid in cash as a total distribution, unless the Participant (or Beneficiary) elects otherwise pursuant to (a) or (b) below:

          (a)     Installments.   If a Participant has a
Termination of Employment as defined in Section 11.01(a) above, if that Participant attained age 55 with 10 Years of Service (or age 60 without a Years of Service requirement) prior to Termination of Employment, and if that Participant has amounts in his or her Value Sharing Contributions Account attributable to contributions made before July 1, 1996 ("Grandfathered Amount"), the Participant may request that his or her Grandfathered Amount, adjusted for investment gains and losses, be paid out in a series of substantially equal monthly installments over a period of 5, 10, 15, or 20 years;
provided, however, that the period selected by the Participant must satisfy the requirements contained in the Distribution Provisions Appendix to this Plan.

               (i)     Beneficiary.  If a Participant dies
before receiving all of his or her elected installments, the Beneficiary named by the Participant when electing to receive installments will receive the balance of these installments; provided, however, that if that Beneficiary dies after the Participant but before having received the balance of these installments, the unpaid balance will be paid to the Beneficiary's estate in a single sum payment as soon as administratively practicable after the Beneficiary's death. If the Participant dies after his or her Annuity Starting Date and after his or her named Beneficiary has died, any remaining unpaid installments will be paid, as soon as administratively practicable, to the Participant's estate in a single sum payment.

               (ii)     Designation.  The Participant will
follow the procedures outlined in Sections 12.01 and 12.02
(if applicable) when naming a Beneficiary to receive any unpaid installments; provided, however, that a Participant may name only one Beneficiary to receive such installments.

               (iii)     Single Sum.  A Participant or a
Beneficiary who is receiving installments may elect, at any time, to cease receiving installments and to receive the remaining installments in a single sum payment as soon as administratively practicable.

          (b)     Clorox Stock.   When requesting a
distribution as provided in this Article, a Participant
(or Beneficiary) may elect to receive the portion of his or her Account that is invested in a Clorox Company Common Stock Fund in cash or in whole shares of Clorox Common Stock. Any balance representing fractional units of a Clorox Company Common Stock Fund will be distributed in cash.

          (c)     PAYSOP Account.  A Participant (or
Beneficiary) may elect an Annuity Starting Date for his or her PAYSOP Account (if any) that is different from the Annuity Starting Date elected for the balance of his or her Plan Account. As provided in Section 6.02 of this Plan document, as soon as administratively practicable after the Company receives a determination letter from the United States Internal Revenue Service confirming the tax-qualified status of the Value Sharing Plan, PAYSOP Accounts will cease to exist and this paragraph (c) will become null and void because amounts previously subject to PAYSOP provisions will be treated under this Plan in the same manner that fully vested Value Sharing Contributions are treated.

     11.09     Continued Employment.

          (a)  Cessation of Benefits.  Subject to the
Distribution Provisions Appendix to this Plan, a Participant
("Reemployed Participant") will cease to receive benefits from the Plan if he or she is reemployed by an Affiliated
Company (including the Company).

          (b)  Annuity Starting Date.  When a Reemployed
Participant ceases covered employment under the Plan, the Participant will be treated as having a new Annuity
Starting Date and his or her subsequent Plan benefits will be redetermined to reflect prior benefit payments.

          (c) Death. If a Reemployed Participant dies while benefits are suspended, any death benefits will be provided in accordance with the Participant's most recent, properly completed, Beneficiary designation.

     11.10 Notice. The Committee or its delegate will provide each Participant with a general notice of distribution no less than 30 nor more than 90 days before the participant's Annuity Starting Date. The notice will set forth the following information (i) an explanation of the eligibility requirements for, the material features of, and the relative values of the optional forms of benefits available under the Plan, (ii) the Participant's right to defer receipt of a distribution under the Plan, and (iii) the Participant's right (if any) to authorize a rollover of his or her Plan benefits.

     11.11 Waiver. Notwithstanding anything to the contrary in this Plan, if a distribution is one to which ERISA Section 205 does not apply, that distribution may begin less than 30 days after the notice required under ERISA is given, provided that (1) the Committee or its delegate clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and (2) the Participant, after receiving the notice, affirmatively elects a distribution.

ARTICLE XII
BENEFICIARY DESIGNATIONS

     12.01     All Participants.  A Participant may
designate one or more primary Beneficiaries and one or more secondary Beneficiaries to receive any benefit payable from the Participant's Account on the Participant's death. A Participant's Beneficiary designation will be made pursuant to such procedures as the Committee may establish, and shall be delivered to the Committee or its delegate before the Participant's death. The
Participant may revoke or change this designation at any time before his or her death by following such procedures as the Committee or its delegate may establish.
The Beneficiary of a Participant who is living on December 1, 1996 and whose Value Sharing benefits are merged into this Plan on or after December 1, 1996 will be the Beneficiary who would have received the Participant's benefits under the terms of the Value Sharing Plan, unless another properly designated Beneficiary is named by the Participant.

     12.02 Married Participants. If the Participant is married, and if the Participant names a Beneficiary other than his or her surviving spouse as a primary Beneficiary, the Participant's surviving spouse must irrevocably waive his or her right to the Participant's Account in a written document, delivered to the Committee or its delegate, that acknowledges the effect of the waiver, and that is witnessed or notarized by a notary public or, to the extent permitted by the Company, witnessed by a Company representative. In the waiver, the Participant's surviving spouse must consent to the specific non-spouse Beneficiary(s) named by the Participant. The waiver will be effective only with respect to that spouse. If the Participant is legally separated or abandoned and the Participant has a court order to that effect (and there is no qualified domestic relations order that provides otherwise), or the surviving spouse cannot be located, then a waiver need not be filed with the Committee or its delegate when a married Participant names a Beneficiary other than his or her spouse.
Spousal consent will be irrevocable unless the Participant changes his or her Beneficiary or form of distribution designation; upon such event, spousal consent shall be deemed to be revoked. If the spouse consents to the designation of a trust as the Participant's beneficiary, spousal consent will not be required for the designation of or change in trust beneficiaries.

     12.03 Ineffective Designation. If the Company has not received a Participant's Beneficiary designation before the Participant's death or if the Participant does not otherwise have an effective Beneficiary designation on file when he or she dies, the Participant's Account will be distributed to the Participant's spouse if surviving at the Participant's death, or if there is no such spouse, the Participant's estate.

     12.04 Installments. The "Installments" provision in Article XI contains additional information regarding designation of a Beneficiary for purposes of the Plan's installment payment option.

ARTICLE XIII
CLAIMS PROCEDURE

     If a Participant or Beneficiary ("Claimant") believes that he or she is entitled to a benefit under the Plan, the Claimant may submit a signed, written application to the Committee or its delegate within 90 days of having been denied such a benefit. The Claimant will generally be notified of the approval or denial of this application within 90 days (180 days in unusual circumstances) of the date that the Committee or its delegate receives the application. If the claim is denied, the notification will state specific reasons for the denial and the Claimant will have 60 days to file a signed, written request for a review of the denial with the Committee or its delegate. This request will include the reasons for requesting a review, facts supporting the request and any other relevant comments. The Committee or its delegate, operating pursuant to its discretionary authority to administer and interpret the Plan and to determine eligibility for benefits under the terms of the Plan, will generally make a final, written determination of the Claimant's eligibility for benefits within 60 days
(120 days in unusual circumstances) of receipt of the request for review.

ARTICLE XIV
ALIENATION AND QUALIFIED DOMESTIC RELATIONS ORDERS

     14.01     Prohibition.  Plan benefits may not be
assigned or alienated and will not be subject to the claims of creditors. The Plan will, however, honor properly executed federal or Puerto Rico tax levies, executions on federal or Puerto Rico tax judgments, Qualified Domestic Relations Orders within the meaning of ERISA Section 206(d), and the provisions of this Plan regarding loans and distributions to minors and incompetent persons.

     14.02     Qualified Domestic Relations Order.  A
distribution to an Alternate Payee authorized by a Qualified Domestic Relations Order may be made even if the affected Participant would not be eligible to receive a similar distribution from the Plan at that time. The Committee has full discretionary authority to determine whether a domestic relations order is "Qualified" within the meaning of ERISA Section 206(d).
Rights and benefits provided to a Participant or Beneficiary are subject to the rights and benefits of an Alternate Payee under a Qualified Domestic Relations
Order.

ARTICLE XV
ADMINISTRATION

     15.01     Committee.  The Directors may appoint a
Committee to administer the Plan. The Committee will hold office at the pleasure of the Directors and will be a named fiduciary of the Plan. To the extent that the Directors have not appointed a Committee, the term
Committee, as used in this Article, shall be deemed to refer to the Company.

     15.02 Power. The Committee has full discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for participation and for benefits under the Plan, to appoint one or more investment managers, to correct errors, and to construe ambiguous terms. The Committee may delegate its discretionary authority and such duties and responsibilities as it deems appropriate to facilitate the day-to-day administration of the Plan and, unless the Committee provides otherwise, such a delegation will carry with it the fully discretionary authority to accomplish the delegation. Determinations by the Committee or the its delegate will be final and conclusive upon all persons.

     15.03     Indemnification.  The Participating
Companies will indemnify and hold harmless the Directors, the members of the Committee, and any Employees, from and against any and all liabilities, claims, costs and expenses, including attorneys' fees, arising out of an alleged breach in the performance of their fiduciary duties under the Plan and under ERISA, other than such liabilities, claims, costs and expenses as may result from the gross negligence or willful misconduct of such persons. The Participating Companies shall have the right, but not the obligation, to conduct the defense of such persons in any proceeding to which this Section applies.

     15.04 Expenses. All proper expenses incurred in administering the Plan will be paid from the Trust if not paid by the Participating Companies. If expenses are initially paid by a Participating Company, the Participating Company may be reimbursed from the Trust. Committee members will receive no compensation for their services in administering the Plan.

     15.05 Allocation of Responsibility. Except to the extent provided in Section 405 of ERISA, no fiduciary shall have any liability for a breach of fiduciary responsibility of another fiduciary with respect to the Plan and Trust.

ARTICLE XVI
AMENDMENTS

     The Directors, by written action, may amend the Plan (prospectively or retroactively). The Directors may delegate this authority to a committee of Directors. Upon adoption, the amendment will become effective in accordance with its terms. Except as provided elsewhere in this Plan, no amendment will (a) cause Plan assets to revert to a Participating Company or to be used for purposes other than the exclusive benefit of Participants and Beneficiaries and payment of reasonable expenses, (b) deprive any Participant of a benefit already accrued, or (c) change the duties or liabilities of a Trustee without consent of the Trustee.

ARTICLE XVII
TERMINATION, MERGER AND TRANSFER

     17.01     Participating Companies.  A Participating
Company may, in its sole discretion, by written action of its board of directors or by a committee appointed by its board of directors, discontinue contributions to or terminate the Plan, in whole or in part, at any time with respect to its own Employees.

     17.02 Company. The Directors reserve the right to terminate the Plan, at any time, in their sole and absolute discretion by written action. The Directors may delegate this authority to a committee of Directors. If the Plan is terminated with respect to all Participating Companies, the Trustees will pay to each Participant affected by the termination, or that Participant's Beneficiary, within a reasonable time, the net value of the Participant's Account in accordance with the written directions of the Committee; provided that, if termination of the Plan does not constitute a distribution event within the meaning of the requirements of PR-Code Section 1165(e), the Participants' Salary Deferral Contributions Account, Cash-or-Deferred Value Sharing Bonus Deferral Account, Matching Contributions Account, and Special Contributions Account will continue to be held in trust for subsequent distribution in accordance with the applicable requirements.

     17.03 Mergers and Transfers. This Plan may be merged or consolidated with another tax-qualified retirement Plan and assets and liabilities may be transferred from this Plan to any other retirement plan qualified under PR-Code
Section 1165(e) if each Participant is entitled to receive from this Plan, or from the surviving or transferee plan, immediately after the merger, consolidation or transfer, a benefit equal to or greater than the benefit the Participant would have been entitled to receive under this Plan if this Plan had been terminated immediately before the merger, consolidation or transfer.

ARTICLE XVIII
MISCELLANEOUS

     18.01     Limitation of Rights.  Participation in this
Plan will not give to any Employee the right to be retained in the employ of an Affiliated Company, nor any right or interest in this Plan other than as provided in this Plan document.

     18.02 Satisfaction of Claims. Any payment to (or on behalf of) a Participant, the Participant's legal representative or Beneficiary, in accordance with the terms of this Plan will, to the extent thereof, be in full satisfaction of all claims that person may have against the Trust, the Plan, each Trustee, the Committee and all Participating Companies, any of whom may require the recipient, as a condition precedent to such payment, to execute a receipt and release therefor in such form as shall be determined by the Trustee, the Committee or a Participating Company, as the case may be. The
Participating Companies do not guarantee the Trust, the Participants, or their Beneficiaries against loss of or depreciation in value of any right or benefit that any of them may acquire under this Plan.

     18.03     Construction.  Although contributions
made by the Participating Companies are not limited to profits, the Plan is intended to be a profit sharing plan. The Plan is to be construed and administered in accordance with ERISA and other pertinent federal laws and in accordance with the laws of the Commonwealth of Puerto Rico to the extent not preempted by ERISA;
provided, however, that if any provision is susceptible of more than one interpretation, such interpretation shall be given thereto as is consistent with the intent that this Plan and its related Trusts be exempt from Puerto Rico income tax under PR-Code Section 1165(a).
The headings and subheadings of this instrument are inserted for convenience of reference only and are not to be considered in the construction of this Plan.

     18.04     Severability.  If a provision of this
Plan is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan will remain fully effective.

     18.05 Source of Benefits. All benefits payable under the Plan shall be paid and provided for solely from the Trust, and the Participating Companies assume no liability or responsibility therefor.

     IN WITNESS WHEREOF, the Company has caused this Plan to be executed this 27th day of November, 1996.

                              THE CLOROX COMPANY



                         By: /s/ EDWARD A. CUTTER
                            Edward A. Cutter





APPENDIX I:  TESTING 1165(E) CONTRIBUTIONS

     1.01     Individual Limit on Elective Deferrals.

          (a)     Definition.  "Elective Deferrals" means
contributions on behalf of a Participant under a qualified cash or deferred arrangement described in PR-Code Section
1165(e).

          (b)     Limit.  A Participant's 1165(e)
Contributions under the Plan for any calendar year may not exceed the lesser of 10% of a Participant's Compensation or $7,500 (not indexed) limit of PR-Code Section 1165(e)(7)(A).

          (c) Distribution. If a Participant notifies the Committee or its delegate following the close of the Participant's taxable year, pursuant to procedures established by the Committee or its delegate, that the Participant's total Elective Deferrals for the taxable year exceed the 10%/$7,500 limit of PR-Code Section 1165(e)(7)(A) or if 1165(e) Contributions exceed the amount permitted by PR-Code Section 1165(e)(7)(A), the excess, together with income earned on the excess during the calendar year will be distributed to the Participant by April 15 following the year in which the excess contribution was made. Income will be determined using a method used for allocating income to Participants' Accounts during the Plan Year and will not include income earned after the end of the Plan Year.

     1.02     Limit on 1165(e) Contributions.

          (a) Deferral Percentage means, for a group of Eligible Employees, the average of the ratios (calculated separately for each individual) of (i) to (ii) where (i) is the 1165(e) Contributions allocated for the Plan Year to the individual, and (ii) is the Participant's Compensation for the Plan Year. The Deferral Percentage for an Eligible Employee who does not elect to make 1165(e) Contributions is zero.

          (b) Tests. 1165(e) Contributions must satisfy one of the following tests:

               (i)     The Deferral Percentage for Highly
Compensated Employees must not be more than 125% of the Deferral Percentage for Non-Highly Compensated Employees.

               (ii)     The Deferral Percentage for Highly
Compensated Employees must not be more than 2 percentage points plus the Deferral Percentage for Non-Highly
Compensated Employees.

          (c)     Deferral Percentage Test Operational
Rules.

               (i) Aggregated Plans. If 2 or more plans that include cash or deferred arrangements are considered a single plan for purposes of PR-Code Section 165(a)(9) or PR-Code Section 1165(a)(10) (other than for purposes of the average benefits test of PR-Code Section 1165(a)(9)(B)), the cash or deferred arrangements included in those plans will be treated as a single arrangement.

               (ii)     Highly Compensated.  If an eligible
Highly Compensated Employee is a participant under two or more cash or deferred arrangements of an Affiliated Employer, for purposes of determining that Employee's Deferral Percentage, all such cash or deferred arrangements will be treated as a single cash or deferred arrangement.

               (iii)     Disregarded Employees.  Any Employee
who is not, at any time during the Plan Year, eligible to authorize a 1165(e) Contribution will be disregarded.

          (d)     Satisfaction of Deferral Percentage Test.

               (i)     Reduction of Contributions.  If, at
any time, the Committee or its delegate determines that the Deferral Percentage test is not likely to be satisfied, the Committee or its delegate may reduce the 1165(e) Contributions of Highly Compensated Employees or a Participating Company make a Special Contribution to the Plan.

               (ii) Recalculation. If the Plan does not satisfy the Deferral Percentage test the Deferral Percentage for the Highly Compensated Employee with the greatest Deferral Percentage will be reduced to the extent required to enable the Plan to satisfy the Deferral Percentage test, or to cause the Deferral Percentage of the Highly Compensated Employee with the greatest Deferral Percentage to equal the Deferral Percentage of the Highly Compensated Employee with the next greatest Deferral Percentage. The Deferral Percentages of these Highly Compensated Employees will then be reduced together and this process will be repeated as necessary until the Plan satisfies the Deferral Percentage test.

               (iii)     Excess Contributions.  A Highly
Compensated Employee's excess contributions are the amount by which the 1165(e) Contribution made on behalf of the Highly Compensated Employee for the Plan Year must be reduced pursuant to the recalculation provisions of this paragraph
(2) for the Plan to satisfy the Deferral Percentage test. Subject to the following provisions, excess contributions will be distributed to the Participant for whom they were contributed.

               (iv) Adjustments. Distributions of excess contributions will be adjusted for income and loss using a method used for allocating income to Participants' Accounts during the Plan Year and they will be reduced by the excess deferrals distributed pursuant to Section 1.01 of this Appendix. Income earned after the end of the Plan Year will not be distributed. Federal, state or local income tax withholding obligations attributable to the distribution may be satisfied out of the distribution. Distributions of excess contributions will be reduced by distributions of excess deferrals. Unmatched 1165(e) Contributions will be distributed before matched Salary Deferral Contributions.
If matched 1165(e) Contributions must also be distributed, they will be accompanied by the forfeiture of a proportionate share of Matching Contributions.

               (v)     Timing. Excess contributions for a
Plan Year will be distributed no later than the last day of the Plan Year immediately following the Plan Year for which the contributions were made.




APPENDIX II:  DISTRIBUTION PROVISIONS

     The information contained in this Appendix is consistent with the Plan's distribution provisions, and is generally required by law to be explicitly stated in the Plan.

     1.01     Incorporation by Reference of US-Code
Section 401(a)(9) Regulations. Distributions will be made in accordance with the regulations under US-Code Section
401(a)(9), including the minimum distribution incidental benefit requirement of US-Code Section 401(a)(9)(G).

     1.02     Installment Distributions.  Once a
Participant has attained age 70-1/2, the amount of the installments distributed each calendar year must be at least an amount ("401(a)(9) amount") equal to the quotient obtained by dividing the Participant's entire interest in the Plan by the life expectancy of the Participant. Life expectancies will not be recalculated.
To the extent that the minimum distribution requirements under US-Code Section 401(a)(9) are not satisfied for a given calendar year, an Employee will receive installments distributed each calendar year that are in an amount at least equal to the Employee's 401(a)(9) amount. Such an Employee will have a new Annuity Starting Date upon the occurrence of a standard distribution event under this Plan (e.g. the Employee's termination of employment or the termination of the Plan), and that Employee's subsequent
Plan benefits will be redetermined to reflect prior benefit payments.

     1.03     401(a)(9) Deferral Limitations for Beneficiaries.

          (a)     Death After Required Beginning Date.
If a Participant dies after the Participant's required beginning date, the remaining portion of that Participant's
Account will continue to be distributed at least as rapidly as under the method of distribution in effect before the Participant's death.

          (b)     Death Before Required Beginning Date.
If the Participant dies before the Participant's required beginning date, distribution of the Participant's entire
Account shall be completed by December 31 of the calendar year containing the fifth anniversary of the Participant's death, except to the extent that an election is made in accordance with the following paragraphs:

               (1)     Designated Beneficiary.  If any
portion of the Participant's Account is payable to a designated Beneficiary, distributions may be made for a period certain not greater than the life expectancy of the designated Beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the Participant died.

               (2)     Surviving Spouse.  If the
designated Beneficiary is the Participant's surviving spouse, the date that distributions payable for a period certain not greater than the life expectancy of the Participant's surviving spouse are required to begin to the Participant's surviving spouse shall not be earlier than the later of December 31 of the calendar year immediately following the calendar year in which the Participant died, and December 31 of the calendar year in which the Participant would have attained age 70-1/2.

               (9)     Death of Spouse.  If the surviving
spouse dies after the Participant, but before payments to the spouse begin, the provisions of this subsection, with the exception of paragraph (2), shall be applied as if the surviving spouse were the Participant.

     1.04 TEFRA 242(b) Election. If a Participant made a written election, prior to January 1, 1984, to defer commencement of his or her distribution in a manner consistent with the Tax Equity and Fiscal
Responsibility Act of 1982, such an election will be honored.

     1.05     Timing.  Subject to US-Code
Regulation 1.411(a)-11(c)(7) and the provisions of this Plan, benefits of a former Participant shall become payable no later than 60 days after the last to occur of
(a) the last day of the Plan Year in which the Participant attains age 65, (b) the last day of the Plan Year in which the Participant separates from employment with the Company, or (c) the 10th anniversary of the last day of the Plan Year in which the Participant commenced participation in the Plan.

     1.06     Normal Retirement Date means the first
day of the month coinciding with or next following a Participant's attainment of age 65 ("Normal Retirement Age").